Exhibit 23.4

December 16, 2021

StubHub Holdings, Inc.

888 7th Avenue, Suite 302

New York, NY 10106

Dear StubHub Holdings, Inc.:

We, CoLab Group, hereby consent to the filing with the Securities and Exchange Commission of a Registration Statement on Form S-1, and any amendments thereto (the “Registration Statement”) of StubHub Holdings, Inc., and any related prospectuses of (i) our name and all references thereto, and (ii) the statements set out in the Schedule hereto. We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

We further consent to the reference to our firm, under the caption “Market and Industry Data” in the Registration Statement, as acting in the capacity of an author of independent industry publications.

Sincerely,

/s/ Allen Mask

Name: Allen Mask

Title: Partner

SCHEDULE

1.

Today, StubHub enjoys an aided brand awareness of 75% in the United States according to the July 2021 StubHub Brand Study by CoLab Group that we commissioned, making StubHub synonymous with live events and positioning our marketplace as the destination for fans.

2.

CoLab Group, StubHub Brand Study conducted on Qualtrics, 2021. (commissioned by StubHub). The StubHub Brand Study included quantitative and qualitative analysis of the top industry brands, encompassing 2,036 individuals. The StubHub Brand Study ranked the most aided brand awareness based on the question “Which of the following brands have you heard of?” while showing the individual seven of the top industry brands.

3.	Today, StubHub enjoys an aided brand awareness of 75% in the United States according to the July 2021 StubHub Brand Study by CoLab Group that we commissioned.

4.	According to the July 2021 survey by the CoLab Group that we commissioned, over 70% of consumers indicated they are likely to attend live events in the next 6 months.